Exhibit 107

Calculation of Filing Fee Tables

Form S-8

Finch Therapeutics Group, Inc.

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, par value $0.001 per share, 2021 Equity Incentive Plan	Other(2)	2,375,609(4)	$5.12	$12,163,118.08	.0000927	$1,127.53

	Equity	Common Stock, par value $0.001 per share, 2021 Employee Stock Purchase Plan	Other(3)	475,121(5)	$4.352	$2,067,726.59	.0000927	$191.68

Fees Previously Paid	—	—	—	—	—	—	—	—

Total Offering Amounts					—	$14,230,844.67	—	$1,319.21

Total Fees Previously Paid					—	—	—	—

Total Fee Offsets					—	—	—	—

Net Fee Due					—	—	—	$1,319.21

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock.

(2)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on March 30, 2022.

(3)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on March 30, 2022, multiplied by 85.0%, which is the percentage of the price per share applicable to purchases under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”).

(4)

Represents an automatic annual increase equal to 5.0% of the total number of shares of the Registrant’s common stock outstanding on December 31 of the preceding year, which annual increase is provided by the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”).

(5)

Represents an automatic increase equal to 1.0% of the total number of shares of the Registrant’s common stock outstanding on December 31 of the preceding year, which annual increase is provided by the 2021 ESPP.